EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Towerstream Corporation on Form S-3 of our report dated March 17, 2010, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2009 and 2008 and for the years then ended appearing in the Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2009. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a change in method of accounting for certain convertible debt and equity instruments effective January 1, 2009.

/s/ Marcum LLP
Marcum LLP
New York, New York
April 22, 2010